SHUMAKER WILLIAMS, P.C.
                            3425 SIMPSON FERRY ROAD
                         CAMP HILL, PENNSYLVANIA 17108
                                 (717) 763-1121



                                            September 30, 1998



Mr. John C. Soffronoff
President and CEO
PREMIER BANCORP, INC.
379 North Main Street
Doylestown, Pennsylvania 18901


                  Re:      Premier Bancorp, Inc.  (the "Company")
                           Registration of 500,000 shares of Common Stock Par Value $0.33 per share
                           Our File No. 782-98

Dear Mr. Soffronoff:

     We have acted as Special Counsel to Premier Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Premier Bank (the "Bank"), in connection with the registration of 500,000 shares of the common stock of the Company, par value $0.33 per share (the "Common Stock").

     We have assisted in preparing a registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the provisions and regulations of the Securities Act of 1933, as amended, relating to the offering by the Company of a maximum of 500,000 shares of Common Stock. The Common Stock will be offered pursuant to, and on the terms set forth in, a Prospectus, dated September 30, 1998 (the "Prospectus").

     During the course of our engagement, we participated in conferences with the directors and officers of the Company and the Bank, at which conferences the contents of the Prospectus were reviewed and discussed. We also examined financial data, letters and other documents made available to us by the Company and the Bank. We have not, however, otherwise independently verified the accuracy or completeness of the actual information in the Prospectus. We therefore assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Prospectus, or the financial or statistical data contained therein.

     As Special Counsel to the Company and the Bank, we reviewed the corporate proceedings in connection with the preparation of the Prospectus and filing thereof with the Securities and Exchange Commission. We also reviewed copies of the Company's corporate minutes and other proceedings and records relating to the authorization and issuance of the Common Stock, and such other documents and matters of law which we deemed necessary in order to render this opinion.

     This opinion is rendered pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-B of the Securities and Exchange Commission (17 C.F.R. Section 228.601(b)(5)(i)) for inclusion as an exhibit to the Registration Statement.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the Common Stock offered pursuant to the Prospectus is duly and validly authorized for issuance, and, when issued and delivered by the Company pursuant to the terms set forth in the Prospectus, will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the Registration Statement on Form SB-2, and we further consent to the reference to our name in the Prospectus under the caption "Legal Opinion".

                                           Very truly yours,

                                           SHUMAKER WILLIAMS, P.C.

                                By:        /s/ Nicholas Bybel, Jr.
                                           ----------------------------------
                                           Nicholas Bybel, Jr.

JSM:88801
cc:      Mr. Clark S. Frame
         Chairman of the Board of Directors PREMIER BANCORP, INC.